SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               January 22, 1998



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234





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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the year ended December 31, 1997 was $1,351.0 million, or $1.78 per basic common share, an increase of
17.1 percent and 14.8 percent, respectively, over the $1,153.9 million, or $1.55 per basic common share earned in 1996. Diluted earnings per share was $1.75 for 1997, compared with $1.54 for 1996, an increase of 13.6 percent.
The per common share results reflect the two-for-one split of Norwest's common stock, effected in the form of a 100 percent stock dividend, distributed on October 10, 1997. Return on realized common equity was 22.1 percent and return on assets was 1.63 percent in 1997, compared with 21.9 percent and 1.51 percent, respectively, in 1996.

For the quarter ended December 31, 1997, net income was $356.1 million, or 47 cents per basic common share, an increase of 15.6 percent and 14.6 percent, respectively, over the $308.1 million, or 41 cents per basic common share, earned in the fourth quarter of 1996. Fourth quarter 1997 diluted earnings per common share of 46 cents was an increase of 12.2 percent over the fourth quarter of 1996. Return on realized common equity for the fourth quarter of 1997 was 21.4 percent and return on assets was 1.66 percent, compared with
22.0 percent and 1.55 percent, respectively, for the same period a year ago.

Consolidated net interest income for the year ended 1997 was $4,033.4 million, compared with $3,701.3 million in 1996, an increase of 9.0 percent. The improvement from the prior year was primarily due to a 7.0 percent growth in average earning assets and an 11 basis point increase in net interest margin. Net interest income in the fourth quarter of 1997 was $1,052.7 million, compared with $946.3 million in the fourth quarter of 1996, an increase of
11.2 percent.  The improvement from the fourth quarter of 1996 was due to a
7.1 percent growth in average earning assets and a higher net interest margin.

For the year ended December 31, 1997, Norwest's provision for credit losses amounted to $524.7 million, or 129 basis points of average loans and leases, including $16.0 million, or 4 basis points, of one-time provision for credit losses related to the third quarter 1997 acquisition of Fidelity Acceptance Corporation. This compares with $394.7 million, or 102 basis points in 1996. Net credit losses, as a percent of average loans and leases were 123 basis points in 1997, compared with 99 basis points in 1996. Norwest provided $146.2 million for credit losses in the fourth quarter of 1997, or 138 basis points of average loans and leases on an annualized basis. This compares with $113.6 million or 114 basis points, in the same period a year ago. Net credit losses totaled $147.4 million in the fourth quarter of 1997, compared with $113.6 million in fourth quarter of 1996. Net credit losses as a percent of average loans and leases were 139 basis points in the fourth quarter of 1997, compared with 114 basis points in the same period of 1996. The increase in the provision for credit losses for the fourth quarter and the full year 1997 over the same periods of 1996 is due to higher levels of charge-offs in regions which have had acquisitions and to higher consumer credit charge-offs. Excluding charge-offs related to Fidelity Acceptance, Norwest's total net

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credit losses as a percent of average loans and leases were 119 basis points in the fourth quarter of 1997, and 115 basis points for the full year 1997.

Non-performing assets totaled $228.5 million at December 31, 1997, an increase of $28.5 million from year-end 1996. As a percent of loans, leases and other real estate owned, non-performing assets were 0.54 percent at December 31, 1997, compared with 0.51 percent at the same time last year. Reserve coverage of non-performing assets was 539.9 percent at December 31, 1997, and the allowance for credit losses was 2.90 percent of loans and leases.

Consolidated non-interest income rose $397.7 million to $2,962.3 million for the year ended December 31, 1997, an increase of 15.5 percent over 1996. Contributing to the 1997 increase was growth in virtually all categories, including trust, fees and service charges, mortgage banking, insurance and investment securities gains. Fourth quarter 1997 non-interest income was $767.9 million, an increase of $29.8 million, or 4.1 percent from the fourth quarter of 1996. The increase was due to higher revenues in essentially all categories.

For the year ended December 31, 1997, non-interest expenses were $4,421.3 million, an increase of 8.1 percent from the year ended December 31, 1996. Non-interest expenses were $1,148.8 million in the fourth quarter of 1997, compared with $1,103.0 million in the fourth quarter of 1996, an increase of
4.2 percent. Prior year non-interest expenses include a $19.0 million pre-tax charge related to the recapitalization of the Savings Association Insurance Fund (SAIF). Excluding the SAIF charge, increases in non-interest expenses for the quarter and year ended December 31, 1997, over the comparable periods of 1996 are the result of increased operating expenses related to acquisitions.

The Banking Group's 1997 earnings were $957.2 million, an increase of 25.2 percent over the $764.6 million earned in 1996. The increased earnings were due to an increase of $261.4 million in net interest income and $287.9 million in non-interest income, consisting of growth in trust, fees and service charges, insurance and gains on sales of securities. Partially offsetting these increases were additional provisions for credit losses of $29.4 million due to higher charge-offs and higher non-interest expenses of $269.7 million. For the fourth quarter of 1997, the Banking Group's earnings were $246.2 million, an increase of 20.4 percent increase over 1996. Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $166.2 million at December 31, 1997.

Mortgage Banking earned $151.0 million in 1997, an increase of 20.8 percent over the $125.0 million earned in 1996. For the fourth quarter of 1997, Mortgage Banking earned $44.2 million, compared with $32.1 million in the same period of 1996, a 37.6 percent increase. Combined gains on sales of mortgages and servicing rights in 1997 amounted to $89.8 million, compared with $70.5 million at December 31, 1996. The pipeline of unclosed mortgage loans was $10.6 billion at December 31, 1997, compared with $7.7 billion at December 31, 1996. Mortgage loan originations were $55.3 billion for the year, and $16.6 billion in the fourth quarter of 1997, compared with $51.5 billion and $11.6 billion, respectively, for the same periods in 1996. The servicing portfolio totaled $205.8 billion at December 31, 1997, and had a weighted average coupon of 7.75 percent. Capitalized mortgage servicing rights amounted to $2.8 billion, or 135 basis points of the mortgage servicing portfolio, at December 31, 1997. Amortization of capitalized mortgage servicing rights was $444.3 million for the year ended December 31, 1997, compared with $300.6

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million for 1996.  The increase in amortization in 1997 is due to a lower interest rate environment.

Norwest Financial reported net income of $242.8 million in 1997. Such results include $27.3 million in non-recurring pre-tax acquisition charges related to Norwest's acquisition of Fidelity Acceptance Corporation. These acquisition charges include $16.0 million to conform Fidelity's credit policies with those of Norwest. Excluding the special acquisition charges, Norwest Financial's operating earnings were $260.6 million for 1997, compared with $264.3 million in 1996. Norwest Financial's net income in the fourth quarter of 1997 was $65.7 million, compared with $71.5 million in the last quarter of 1996.
Fourth quarter and full year 1997 net income was down slightly from the same periods of 1996 due to higher levels of provisions related to higher levels of loan charge-offs. For 1997, Norwest Financial's net charge-offs as a percentage of average loans was 3.72 percent, compared with 3.24 percent in 1996.

At December 31, 1997, consolidated total assets were $88.5 billion, compared with $80.2 billion at December 31, 1997. Consolidated loans and leases, net of unearned discount, increased 8.0 percent from December 31, 1996, and totaled $42.5 billion at December 31, 1997. Consolidated total deposits were $55.5 billion at December 31, 1997, compared with $50.1 billion at December 31, 1996. Consolidated long-term debt at December 31, 1997, was $12.8 billion, compared with $13.1 billion at year-end 1996. Consolidated stockholders' equity was $7.0 billion at December 31, 1997, compared with $6.1 billion at December 31, 1996. Tier 1 and total capital ratios were 9.09 percent and 11.01 percent, respectively, at December 31, 1997, compared with
8.63 percent and 10.42 percent, respectively, at December 31, 1996. The leverage ratio was 6.63 percent at December 31, 1997, and 6.15 percent at December 31, 1996. Dividends declared per common share were 61.5 cents for the year and 16.5 cents for the quarter ended December 31, 1997, compared with
52.5 cents and 13.5 cents for the same period of 1996. The dividend payout ratio for 1997 was 34.6 percent, compared with 33.9 percent for 1996.

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                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: January 22, 1998                   By: \s\ Michael A. Graf
                                              Senior Vice President and
                                                 Corporate Controller
                                                 (Principal Accounting Officer)